Exhibit 2.9

A M D _ P C Page 1 of 2 Rev. 12/20/2016 Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us. ABOVE SPACE FOR OFFICE USE ONLY Articles of Amendment filed pursuant to † 7 - 90 - 301, et seq. and † 7 - 110 - 106 of the Colorado Revised Statutes (C.R.S.) 1. For the entity, its ID number and entity name are ID number Entity name Notice : Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes. This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered. 6. The true name and mailing address of the individual causing the document to be delivered for filing are ( L as t ) ( F irst) ( M idd l e ) ( Su f f i x) (Street name and number or Post Office Box information) (City) (Postal/Zip Code) (Province – if applicable) _ 2 _ 0 _ 2 _ 1 1 _ 2 _ 6 _ 0 _ 5 6 _ 5 (Colorado Secretary of State ID number) _ L _ i _ b _ e _ r _ t y I n t e _ r _ n _ a _ t _ i _ o _ n _ a _ l _ H o _ l d i n _ g C o _ r p o _ r _ a _ t i _ o _ n . 2. The new en ti t y na m e ( i f app li cab l e) i s _ P _ e _ r _ f _ o _ r _ m _ a n _ c _ e D _ r _ i n k _ G r _ o _ u _ p _ , _ I _ n _ c _ . . 3. (If the following statement applies, adopt the statement by marking the box and include an attachment.) 俺 This document contains additional amendments or other information. 4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment. 5. ( Caution : Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.) (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.) The delayed effective date and, if applicable, time of this document is/are . (mm/dd/yyyy hour:minute am/pm) _ L _ o _ v _ a _ t _ t _ D _ a v _ i d _ 1 _ 7 _ 3 _ 2 1 _ s _ t A _ v _ e _ . _ S _ u _ i _ t _ e _ 2 _ 59 _ 5 _ 5 _ N _ ew Y _ o _ r _ k _ N _ Y _ 1 _ 0 _ 1 _ 2 8 (State) _ U _ n it _ e _ d S _ t _ a _ te s _ (Country – if not US) Colorado Secretary of State Date and Time: 03/23/2021 11:16 AM ID Number: 20211260565 Document number: 20211277260 Amount Paid: $25.00

A M D _ P C Page 2 of 2 Rev. 12/20/2016 (If the following statement applies, adopt the statement by marking the box and include an attachment.) This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing. Disclaimer: This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

UNANIMOUS WRITTEN CONSENT OF THE

BOARD OF DIRECTORS FOR

LIBERTY INTERNATIONAL HOLDING CORPORATION

The undersigned, constituting all of members of the Board of Directors (the "Board") of Liberty International Holding Corporation, a Colorado corporation (the "Corporation"), by written consent pursuant to the authority contained in the corporate laws of the State of Colorado and without the formality of convening a meeting, do hereby consent to the following actions of the Company, to be effective as of the 19th day of March 2021.

WHEREAS the Board believes that it is in the best interests of the Corporation that it amend its Articles of Incorporation and effect a 1 for 10 reverse stock split.

WHEREAS the Board believes that it is in the best interests of the Corporation that it amend its Articles of Incorporation and change its name to Performance Drink Group, Inc.

Now therefore,

BE IT RESOLVED that the Corporation is hereby authorized to amend its Articles of Incorporation and effect a reverse stock split.

RESOLVED FURTHER that the Corporation is hereby authorized to amend its Articles of Incorporation and change its name.

RESOLVED FURTHER that the officers of the Corporation be and hereby are authorized, empowered and directed to take any and all actions and to execute, deliver and file any and all agreements, instruments and documents as the officer or officers so acting shall determine to be necessary or appropriate to consummate the transactions contemplated by the foregoing resolutions. The taking of such action is to be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.

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The undersigned, constituting the entire Board of Directors, hereby consent to and adopt the foregoing.

/s/ David Lovatt	/s/ Leonard K. Armenta, Jr.
David Lovatt, Director	Leonard K. Armenta,Jr., Director

State of FLORIDA

County of SAINT JOHNS

This record was signed and sworn to on 22nd Day of March, 2021 by David W. Lovatt and Leonard K. Armenta, Jr.

/s/ Deirdre A. Bennett-Kovalik

Notary Signature

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